Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO REPORTS HIGHER REVENUE
AND LOWER THIRD QUARTER OPERATING INCOME

CRANFORD, NJ, November 7, 2008 – Metalico, Inc. (AMEX:MEA) today reported its results for the Third Quarter of 2008, including increases in revenues but a decrease in operating income over the comparable period for 2007 and a significant reduction in debt.

Highlights of the Third Quarter include:

•	Sales increased by 182% to $288 million in 2008, compared to $102 million in the prior year’s Third Quarter.

•	Operating income decreased by 36.2% to $6.7 million, compared to operating income of $10.5 million for the quarter ended September 30, 2007.

•	EBITDA (as defined below) decreased by 15.9% to $10.6 million, compared to $12.6 million in the Third Quarter of 2007.

•	Net income for the quarter ended September 30, 2008 was $9.7 million or $.25 per share (on a diluted basis) after the effects of accounting treatment under SFAS No. 150 described below, compared to net income of $5.3 million or $.17 per share (on a diluted basis) in the Third Quarter of 2007.

•	Metalico’s outstanding debt decreased by $37.2 million to a total of $186.3 million as of September 30, 2008 from $223.5 million at June 30, 2008.

SFAS No. 150

If not for the effect of SFAS No. 150, the Company earned $1.4 million or $.06 per share in the Third Quarter. Actual results include non-cash, non-tax-affected accounting adjustments for financial instruments the Company entered into during the Second Quarter. The adjustment increased fully diluted net income for the quarter by $8.3 million or $.19 per share to $9.7 million and $.25 per share. The total long-term liability under SFAS No. 150 was $4.3 million as of September 30, 2008.

Operating Results

Metalico’s Scrap Metal segment experienced quarter-over-quarter unit volume increases of approximately 68.2% for ferrous and 70.2% for non-ferrous metals, and 729% for Platinum Group Metals (PGM’s). The Company also achieved sequential quarter-over-quarter unit volume increases of 4.5% for ferrous, 3.9% for non-ferrous metals, and 21.5% for PGM’s as measured in pounds of PGM containing material. The Lead Fabricating volume decreased by 6.2% quarter-over-quarter, and increased 3.9% over the June 2008 quarter.

Ferrous metal prices saw an increase of 92.8% quarter-over-quarter. Selling prices for non-ferrous fell by 5.6% quarter-over-quarter. Prices for PGM materials rose 12.1%.

Excluding corporate overhead charges in the current year period, the Company’s Scrap Metal segment experienced a 20.8% increase in operating income in the Third Quarter of 2008 over the Third Quarter of 2007 from $7.2 million to $8.7 million. The Lead Fabricating segment was negatively impacted by lower selling prices, experiencing an operating loss of $0.8 million in this year’s Third Quarter compared to operating income of $5.0 million in the prior-year period.

Commenting on the results for the quarter, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “Although sales increased significantly in the quarter, operating income came in below the 2007 period due mostly to a $10 million loss resulting from the sale of unhedged platinum group metals as we previously disclosed in a recent 8-K filing with the Securities and Exchange Commission.”

He added, “Late in the Third Quarter we began to see the adverse impact of the sudden crisis in the financial markets and the consequent rapid impact on the steel and metals manufacturing and recycling industries. In this economic environment, our focus is to make very prudent use of our financial resources.

“We have acted proactively to reduce our metal buying prices and inventory levels in the face of rapidly declining demand. We have also taken and continue to take steps to reduce our cost structure, including manpower reductions throughout the system.”

Balance Sheet

Metalico ended the quarter in a liquid and strong working capital position with net working capital of $112.5, including $18.1 million in cash. Additional borrowing availability under its revolving credit facility was $77.8 and scheduled debt maturity over the next twelve months is $7.9 million.

As of November 6, 2008, the Company had approximately $47 million in cash after making its quarterly interest payments and still had no borrowings outstanding under its revolving credit facility, resulting in aggregate liquidity of approximately $110 million.

Most of Metalico’s debt is issued to institutional holders. The earliest maturity of any of the Company’s long-term institutional debt is just under five years away.

The notes issued by Metalico on May 1 of this year are convertible to common stock at a rate of $14 per share and do not contain any reset provision allowing for a repricing of the stock conversion rate unless, under certain circumstances, the Company issues new securities at, or convertible to new shares at, a lower price. The Company currently has no plans or intention to issue any such securities. The earliest the Company could receive a mandatory put of the convertible notes is June 30, 2014.

Metalico’s total debt decreased to $186.3 million as of September 30, 2008 from $223.5 million at June 30, 2008, a reduction of $37.2 million, resulting largely from reduction of inventories and collection of receivables. Shareholders’ equity increased by 5.9% or $10 million to $179.6 million as of September 30, 2008, from $169.6 million as of June 30, 2008.

Outlook and Update

While Metalico continues to be optimistic about the long-term prospects for metals consumption and recycling, the near term market environment has weakened significantly and the Company stated it cannot predict when the industry could see improvements. Metalico expects to experience deteriorating operating performance during the remainder of the year due to the following trends.

•	Ferrous metal prices for all grades of scrap have dropped considerably and demand for the rest of the quarter is expected to be anemic.

•	Non-ferrous prices have generally been dropping and demand for products is sluggish. Most items appear to be moving but are priced unfavorably for recyclers by consumers, compared to recent norms.

•	Average PGM prices dropped by more than 50% during the Third Quarter but appear to be finding a trading range and some price stability, although at much lower prices than earlier in the year. Lower platinum prices are negatively impacting unit volumes as suppliers appear to be holding back saleable metals in hopes of stronger precious metal pricing in the future.

•	Average lead prices and unit volumes are anticipated to be lower due to normal seasonal factors coupled with the impact of poor credit availability and economic weakness.

•	Offsetting the weak commodity metal prices, at some point, will be the swift reduction in supplies of primary metals brought about by numerous shutdowns, slowdowns and delays initiated and planned by the mining industry. Additionally, when and if the U.S. currency weakens from the impact of massive monetary stimulus, metal prices should rebound somewhat since most commodity transactions are denominated in U.S. dollars.

Metalico operates in the highly cyclical and volatile commodity metals universe, made even more difficult by volatile and unpredictable economic and capital market conditions. The Company’s core business strategy emphasizes diversification and growth of the ferrous, non-ferrous and PGM Metal recycling business through acquisitions or new facility expansion and development in existing and new geographic markets.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous, non-ferrous and PGM metal recycling, and fabrication of lead-based products. The Company operates twenty recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and five lead fabricating plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, other income and expense, financial instruments fair value adjustment, stock based compensation, and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the fourth quarter of 2008, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such material differences include without limitation items like volatile supply and demand conditions impacting prices and volumes in the markets for both Metalico’s products and the raw materials it purchases, global economic conditions, global political conditions, unsettled credit markets, availability of capital, governmental regulations and environmental matters, changes in accounting pronouncements or treatments, competition, seasonality, energy supplies, transportation issues, and the creditworthiness of suppliers or customers, and are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

# # #

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three		Three	Nine	Nine
	Months Ended		Months Ended	Months Ended	Months Ended
Selected Income Statement Data:	September 30, 2008		September 30, 2007	September 30, 2008	September 30, 2007
Revenue	$288,043		$102,127	$753,653	$220,644

Costs and expenses:
Operating expenses	274,397		84,215	672,337	180,934
Selling, general & administrative expenses	3,592		5,782	22,550	13,683
Depreciation & amortization	3,305		1,667	8,826	4,149

	281,694		_ 91,664	703,713	198,766

Operating income	6,749		__ 10,463	49,940	21,878

Interest expense	(5,001)		(2,426)	(12,441)	(3,515)
Financial instruments fair value adjustments	8,283		—	485	-
Other income	_	(56)	_ 146	117	441

	_ _3,226		(2,280)	—(11,839)	(3,074)

Income from continuing operations before income taxes and minority interest	9,975		8,183	38,101	18,804
Provision for income taxes	__ 270		2,945	13,836	6,846

Income from continuing operations before minority interest	9,705		5,238	24,265	11,958
Minority interest	__ 2		107	412	239

Income from continuing operations	9,707		5,345	24,677	12,197
Income (loss) from discontinued operations	—	(43)	_ (5)	(833)	(3)

Net income	$9,664		$5,340	$23,844	$12,194

Diluted earnings per common share:
Net income	$0.25		$0.17	$0.66	$0.43

Diluted weighted average common shares outstanding:	43,679,145		31,890,886	39,141,880	28,570,460

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	September 30,	December 31,
	2008	2007
Assets:

Current assets	$165,505	$103,291
Property, plant & equipment, net	80,799	44,708
Intangible and other assets	188,679	121,571

Total Assets	$434,983	$269,570

Liabilities & Stockholders’ Equity:

Current liabilities	$53,030	$41,471
Debt & other long term liabilities	198,343	96,309

Total liabilities	251,373	137,780
Minority interest	—	7,773
Redeemable common stock	4,000	-
Stockholders’ equity	179,610	124,017

Total liabilities & Stockholders’ Equity	$434,983	$269,570

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, income taxes, depreciation, amortization, stock based compensation, financial instruments fair value adjustments and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months
	Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
	(UNAUDITED)
	($thousands)
EBITDA	$10,583	$12,585	$60,544	$27,127
Less: Interest expense	5,001	2,426	12,441	3,515
Stock based compensation	583	202	1,249	420
Provision (credit) for federal and state income taxes	270	2,945	13,836	6,846
Depreciation and amortization	3,305	1,667	8,826	4,149
Financial instruments fair value adjustments	(8,283)	—	(485)	-
Discontinued operations, net	_ 43	_ 5	833	3

Net income	$9,664	$5,340	$23,844	$12,194